Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES NEW YORK	610 Newport Center Drive, 17th Floor Newport Beach, California 92660-6429 TELEPHONE (949) 760-9600 FACSIMILE (949) 823-6994 www.omm.com	SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

August 12, 2010

Sun Healthcare Group, Inc.

18831 Von Karman, Suite 400

Irvine, California 92612

Re:	Registration of Common Stock of Sun Healthcare Group, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Sun Healthcare Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of up to $40,000,000 of shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company (the “Shares”). The Shares are being registered for offering and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act. The Registration Statement incorporates by reference the Registration Statement on Form S-3 (File No. 333-150561), originally filed with the Securities and Exchange Commission on May 1, 2008 and declared effective by the Securities and Exchange Commission on May 14, 2008 (the “Related Registration Statement”), including the prospectus which forms a part of the Related Registration Statement (the “Prospectus”), as supplemented from time to time by one or more prospectus supplements (each, a “Prospectus Supplement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares as contemplated by the Registration Statement, Related Registration Statement and Prospectus, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus and any Prospectus Supplement included in the Registration Statement and the Related Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP